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                                    BYLAWS



                                      OF



                                CC COAL COMPANY



     I certify that the following Bylaws, consisting of three pages, each of which I have initialed for identification, are the Bylaws adopted by the Board of Directors of CC Coal Company (the "Corporation") by a Written Action by Director in Lieu of Organization Meeting, dated June 19, 1998.


                                        /s/ JOHN LYNCH
                                        ___________________________________
                                        John Lynch, Secretary

                                    BYLAWS

                                      OF

                                CC COAL COMPANY



                         1.  Meetings of Shareholders
                             ------------------------

     1.1 Except as the Board of Directors may otherwise designate, the annual meeting of the shareholders of the Corporation shall be held at the time and date to be set by the Board of Directors of the Corporation

     1.2 The annual meeting of the shareholders shall be held at a place designated by the Board of Directors or, if the Board of Directors does not designate a place, then at a place designated by the Secretary or, if the Secretary does not designate a place, at the Corporation's principal office.

     1.3 Special meetings of the shareholders shall be held at a place designated by the Board of Directors if the special meeting is called by the Board of Directors. If the special meeting is not called by the Board of Directors, the meeting shall be held at the Corporation's principal office.

                            2.  Board of Directors
                                ------------------

     2.1 The exact number of directors may be fixed, increased or decreased from time to time by a resolution adopted by the majority vote of a quorum of shareholders who are present in person or by proxy at a meeting held to elect directors.

     2.2 Meetings of the Board of Directors may be called by the President/Chief Executive Officer or by any director.

     2.3 Unless waived as permitted by the Kentucky Business Corporation Act, notice of the time and place of each meeting of the directors shall be either
(a) telephoned or personally delivered to each director at least forty-eight hours before the time of the meeting, or (b) mailed to each director at his last known address at least ninety-six hours before the time of the meeting.

                                 3.  Officers
                                     --------

     3.1 The Corporation shall have a President/Chief Executive Officer, a Secretary and a Treasurer, and may have one or more Vice Presidents, all of whom shall be appointed by the Board of Directors. The Corporation may also have such assistant officers as the Board of Directors may deem necessary, all of whom shall be appointed by the Board of Directors or appointed by an officer or officers authorized by it.
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     3.2  The President shall have:

          (a) General charge and authority over the business of the Corporation, subject to the direction of the Board of Directors;

          (b) Authority to preside at all meetings of the shareholders and of the Board of Directors;

          (c) Authority acting alone, except as otherwise directed by the Board of Directors, to sign and deliver any document on behalf of the Corporation, including, without limitation, any deed conveying title to any real estate owned by the Corporation and any contract for the sale or other disposition of any such real estate, and;

          (d) Such other powers and duties as the Board of Directors may assign.

     3.3 The Vice President, or if there be more than one Vice President, the Vice Presidents in the order of their seniority by designation (or, if not designated, in the order of their seniority of election), shall perform the duties of the President/Chief Executive Officer in his absence. The Vice Presidents shall have such other powers and duties as the Board of Directors or the President/Chief Executive Officer may assign to them.

     3.4  The Secretary shall:

          (a) Issue notices of all meetings for which notice is required to be given;

          (b) Have responsibility for preparing minutes of the directors' and shareholders' meetings and for authenticating records of the Corporation;

          (c) Have charge of the corporate record books; and

          (d) Have such other duties and powers as the Board of Directors or the President/Chief Executive Officer may assign.

     3.5  The Treasurer shall:

          (a) Keep adequate and correct accounts of the Corporation's affairs and transactions, and

          (b) Have such other duties and powers as the Board of Directors or the President/Chief Executive Officer may assign.

     3.6 Other officers and agents of the Corporation shall have such authority and perform such duties in the management of the Corporation as the Board of Directors or the President/Chief Executive Officer may assign.

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

                         4.  Certificates and Transfer
                             -------------------------

     4.1 Shares of the Corporation shall be represented by certificates in such form as shall from time to time be prescribed by the President/Chief Executive Officer.

     4.2 Certificates representing shares of the Corporation shall be signed (either manually or in facsimile) by the President/Chief Executive Officer and by the Secretary or Treasurer.

     4.3 Transfer of shares shall be made only on the stock transfer books of the Corporation.

                                  Prepared by
                          BROWN, TODD & HEYBURN PLLC
                        2700 Lexington Financial Center
                          Lexington, Kentucky  40507

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